   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 11, 1996.

                                                       REGISTRATION NO. 33-89194
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                 POST-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                   MVSI, INC.
               (Exact name of Registrant as specified in charter)

          DELAWARE                       1711                   54-1707718
(State or other jurisdiction       (Primary standard           (IRS employer
             of                       industrial              identification
      incorporation or        classification code number)         number)
       organization)

                         8133 LEESBURG PIKE, SUITE 750
                             VIENNA, VIRGINIA 22182
                                 (703) 356-5353
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                         8133 LEESBURG PIKE, SUITE 750
                             VIENNA, VIRGINIA 22182
                                 (703) 356-5353
(Address of principal place of business or intended principal place of business)

      EDWARD RATKOVICH, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                                   MVSI, INC.
                         8133 LEESBURG PIKE, SUITE 750
                             VIENNA, VIRGINIA 22182
                                 (703) 356-5353
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

                         THOMAS T. PROUSALIS, JR., ESQ.
                         1919 Pennsylvania Avenue, N.W.
                                   Suite 800
                             Washington, D.C. 20006
                                 (202) 296-9400
                               (202) 296-9403 Fax
                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUING BASIS, PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, CHECK THE FOLLOWING BOX: /X/
    IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT OF 1933, AS AMENDED, CHECK THE FOLLOWING BOX: /X/

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

                                   AMOUNT TO    PROPOSED MAXIMUM  PROPOSED MAXIMUM     AMOUNT OF
     TITLE OF EACH CLASS OF            BE        OFFERING PRICE      AGGREGATE       REGISTRATION
  SECURITIES TO BE REGISTERED      REGISTERED     PER SECURITY     OFFERING PRICE         FEE
Class A Warrants................   5,140,000           --                --               --
Common Stock, $.01 Par Value,
 Underlying Class A Warrants....   5,140,000         $ 4.00         $20,560,000         $ 7,089
Underwriters' Purchase Option...    180,000          $11.55         $ 2,079,000         $  717
Common Stock $.01, Par Value, in
 Underwriters' Purchase
 Option.........................    360,000            --                --               --
Class A Warrants in
 Underwriters' Purchase
 Option.........................    360,000            --                --               --
Common Stock, $.01 Par Value,
 Underlying Class A Warrants in
 Underwriters' Purchase
 Option.........................    360,000          $ 6.60         $ 2,376,000         $  819
Common Stock, $.01 Par Value,
 Underlying Class B Warrants....   1,000,000         $ 4.20         $ 4,200,000         $ 1,448
  Total Registration and Fee....                                    $29,215,000         $10,074

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

                                   MVSI, INC.
                             CROSS-REFERENCE SHEET
                            PURSUANT TO ITEM 501(B)
                 SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM S-3

                 REGISTRATION STATEMENT ITEM                                    CAPTION IN PROSPECTUS
-------------------------------------------------------------  --------------------------------------------------------
       1.  Forepart of Registration Statement and Outside
            Front Cover Pages of Prospectus..................  Facing Page; Cross-Reference Sheet; Prospectus Cover
                                                                Page
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus.......................................  Prospectus Cover Page; Prospectus Back Cover Page
       3.  Summary Information and Risk Factors..............  Prospectus Summary; Risk Factors
       4.  Use of Proceeds...................................  Use of Proceeds
       5.  Determination of Offering Price...................  Risk Factors; Plan of Distribution
       6.  Dilution..........................................  Dilution and Other Comparative Data
       7.  Selling Security-holders..........................  Description of Securities; Selling Security-holders
       8.  Plan of Distribution..............................  Prospectus Cover Page; Plan of Distribution
       9.  Description of Securities to be Registered........  Description of Securities
      10.  Interest of Named Experts and Counsel.............  Legal Matters; Experts
      11.  Material Changes..................................  Prospectus Summary
      12.  Incorporation of Certain Information by
            Reference........................................  Incorporation of Certain Information by Reference
      13.  Disclosure of Commission Position on
            Indemnification for Securities Act Liabilities...  Risk Factors; Description of Securities
      14.  Other Expenses of Issuance and Distribution.......  Part II, Form S-3 Registration Statement
      15.  Indemnification of Directors and Officers.........  Part II, Form S-3 Registration Statement
      16.  Exhibits..........................................  Part II, Form S-3 Registration Statement
      17.  Undertakings......................................  Part II, Form S-3 Registration Statement

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED OCTOBER 11, 1996

PROSPECTUS
                                  $29,215,000
                                   MVSI, INC.

                           5,140,000 CLASS A WARRANTS
                 5,140,000 SHARES, UNDERLYING CLASS A WARRANTS
                                      AND
                  180,000 UNITS, UNDERWRITERS' PURCHASE OPTION
            360,000 SHARES, UNDERLYING UNDERWRITERS' PURCHASE OPTION
       360,000 CLASS A WARRANTS, UNDERLYING UNDERWRITERS' PURCHASE OPTION
                  360,000 SHARES, UNDERLYING CLASS A WARRANTS

    The Prospectus relates to the continuing resale by MVSI, Inc. ("Company"), a Delaware corporation, and certain of its security-holders, of 5,140,000 Class A Warrants issued in connection with the Company's initial public offering ("Offering") of securities, which was declared effective by the Securities and Commission ("Commission") on August 14, 1995. This Prospectus also relates to the continuing resale of 180,000 Units, including 360,000 shares of Common Stock, $.01 par value, and 360,000 Class A Warrants, by the underwriters, and their assigns, which comprise the Underwriters' Purchase Option issued to the underwriters in connection with the Offering. Should all of the warrants be exercised, the Company will receive the proceeds therefrom, aggregating up to $29,215,000. The Company can make no assurances that any of its securities related to this offering can be sold or exercised under any circumstances. See "Risk Factors" and "Description of Securities."
    The Class A Warrants shall be exercisable commencing on the date of this Prospectus. Each Class A Warrant entitles the holder to purchase one share of Common Stock at $4.00 per share until August 14, 2000. The Class A Warrants are redeemable by the Company for $.05 per Warrant, at any time after August 14, 1997, upon 30 days prior written notice, if the average closing price or bid price of the Common Stock, as quoted by Nasdaq, equals or exceeds $8.00 per share, for any 20 consecutive trading days within a period of 30 days ending within 10 days of the notice of redemption. Upon 30 days prior written notice to all holders of the Class A Warrants, the Company shall have the right to reduce the exercise price and/or extend the term of the Class A Warrants in compliance with the requirements of Rule 13e-4 to the extent applicable. See "Description of Securities."
    In connection with the Company's Offering, the Company agreed under certain circumstances to pay to its underwriters a solicitation fee of four percent of the exercise price of the Warrants. However, in September 1996, the underwriters waived their rights to receive a fee in connection with the exercise of the Company's Warrants. The Company does not intend to conduct any soliciting activities in connection with its securities. See "Plan of Distribution."
    The Company's shares of Common Stock and Class A Warrants have been quoted on the Nasdaq SmallCap Market System under the symbols "MVSI" and "MVSIW,"
respectively, since August 14, 1995. On October   , 1996, the last quoted bid
price of the Common Stock and Class A Warrants were $      and $      ,
respectively. Although the Company's securities are currently traded on Nasdaq, there can be no assurance that the Company will be able to meet certain minimum listing criteria in order to maintain such listing. See "Price Range of Common Stock."

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION OF THE BOOK VALUE OF THE COMMON STOCK AND
     SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR
             ENTIRE INVESTMENT. SEE "RISK FACTORS" AND "DILUTION."

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           REPRESENTATION           TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                            ------------------------
                                     MVSI, INC.

                The date of this Prospectus is October   , 1996.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                             -----------

Available Information......................................................................................           2

Incorporation of Certain Information by Reference..........................................................           3

Prospectus Summary.........................................................................................           4

Selected Financial Data....................................................................................           9

Risk Factors...............................................................................................          10

Price Range of Common Stock................................................................................          22

Dividend Policy............................................................................................          22

Use of Proceeds............................................................................................          23

Dilution...................................................................................................          25

Description of Securities..................................................................................          26

Selling Security-holders...................................................................................          30

Plan of Distribution.......................................................................................          32

Legal Proceedings..........................................................................................          33

Legal Matters..............................................................................................          33

Experts....................................................................................................          33

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission ("Commission") a Registration Statement on Form S-3 under the Securities Act, with respect to the securities offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and the regulations of the Commission thereunder. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference. The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements, and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or from the Commission's Internet web site at http:\\www.sec.gov. In addition, such materials also may be inspected and copied at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents of the Company filed with the Securities and Exchange Commission ("Commission"), File No. 0-26614, are incorporated herein by reference.

    (1) The Company's Form SB-2 Registration Statement, and related Prospectus, File No. 33-89194, dated August 14, 1995;

    (2) The Company's Form 8-A Registration Statement, File No. 0-26614, dated August 14, 1995;

    (3) The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1995;

    (4) The Company's Form 8-K, dated October 11, 1995;

    (5) The Company's Form 8-K, dated June 13, 1996;

    (6) The Company's Form 8-K, dated October 11, 1996;

    (7) The Company's Current Reports on Form 10-QSB for the periods ending December 31, 1995, March 31, 1996 and June 30, 1996.

    In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference into this Prospectus. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from the Company at its principal executive offices located at 8133 Leesburg Pike, Suite 750, Vienna, Virginia 22182, Attn: Investor Relations, telephone (703) 356-5353, facsimile (703) 356-5354. In order to ensure timely delivery of any document, any request should allow approximately ten days for delivery via first class mail, postage prepaid.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND RELATED NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN. SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE SECURITIES. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS "MVSI" OR THE "COMPANY" REFER TO MVSI, INC., A DELAWARE CORPORATION, AND ITS SUBSIDIARIES. ALL REFERENCES TO YEARS, UNLESS OTHERWISE NOTED, REFER TO THE COMPANY'S FISCAL YEAR, WHICH ENDS ON SEPTEMBER 30 OF EACH YEAR. THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE MAY CONTAIN STATEMENTS DEEMED TO BE FORWARD LOOKING WHICH ARE INHERENTLY UNCERTAIN. ACTUAL RESULTS MAY DIFFER FROM THOSE DISCUSSED IN SUCH FORWARD LOOKING STATEMENTS FOR THE REASONS, AMONG OTHERS, SET FORTH UNDER THE HEADING "RISK FACTORS." THIS PROSPECTUS ALSO CONTAINS PRO FORMA FINANCIAL INFORMATION THAT GIVES EFFECT TO CERTAIN EVENTS. SUCH INFORMATION IS NOT NECESSARILY INDICATIVE OF THE RESULTS THAT THE COMPANY WOULD HAVE ATTAINED HAD THE EVENTS OCCURRED AT THE BEGINNING OF THE PERIOD PRESENTED, AS ASSUMED, OR OF THE FUTURE RESULTS OF THE COMPANY.

THE COMPANY

    MVSI, Inc. ("Company"), through a wholly-owned Montreal, Canada based subsidiary, MVS Modular Vision Systems, Inc. ("MVS"), which was acquired on November 1, 1994, designs, develops, manufactures and markets state-of-the-art, proprietary vision-based robotic and sensor products and systems for productivity improvement and quality control applications in the manufacturing workplace. The business of the Company's subsidiary has remained the same business both prior to and subsequent to its acquisition by the Company. The primary component of MVS's products and systems is its three-dimensional vision technology, which is in the early stages of development with no brand name recognition. This technology utilizes specialized cameras, lasers, optics and custom-designed high-speed processing hardware and software. Many companies, some with greater resources than the Company, have been unsuccessful in their attempts to develop and market similar technology. MVS currently markets and sells one principal scanner product and system: the MVS LaserVision FP Lead Scanner, and also markets and sells two principal sensor products and systems: the MVS LaserVision Welding Sensor and a MVS Portable LaserVision Welding Inspection System. MVS's products and systems are marketed worldwide, but principally to major corporate customers in North America, Europe and the Pacific Rim. The Company intends to use the net proceeds of this offering to significantly expand MVS's operations and the development and marketing of its products and systems.

  RECENT DEVELOPMENTS

    ACQUISITION OF JMR DISTRIBUTORS, INC.

    In October 1995, the Company acquired JMR Distributors, Inc. ("JMR"), as a wholly-owned subsidiary, a Washington, D.C. area based contract manufacturer and distributor of proprietary and generic memory module products for computers, plotters, laser printers, process controllers and other computer related industry devices using memory modules. JMR's products are marketed nationally to major computer distributors and corporate customers. The Company acquired all of the outstanding stock of JMR, whereby the Company exchanged 100,000 restricted shares of its common stock for all of the outstanding shares of common stock of JMR. The newly issued shares of common stock in the acquisition are restricted and may not be sold for a 24 month period ending October 1997. In addition, the Company loaned JMR $200,000 to fund compensation due to an officer of JMR. The Company believes that the acquisition of JMR will enable the Company to expand into the computer memory market and take advantage of the projected demand by computer users for increased memory capabilities to cope with new hardware and software developments. The acquisition of JMR is the first step in the Company's efforts to participate in this market. The Company believes that its substantial experience with laser vision-based quality control of the memory microchip manufacturing process may prove to be beneficial in its future manufacture and distribution of high quality memory modules.

    ACQUISITION OF SOCRATES, INC.

    In September 1996, the Company acquired Socrates, Inc. ("Socrates"), as a wholly-owned subsidiary, a Washington, D.C. area based integrator and marketer of proprietary and generic computer system products and services for advanced computer systems integration, telecommunications integration, internet connectivity, and wide and local area networking. Socrates' computer product systems and services are marketed nationally to major computer distributors, corporate and government customers. The Company exchanged 350,000 shares of its common stock for all of the shares of common stock held by Socrates' stockholder. The newly issued shares of common stock in the acquisition are restricted and may not be sold for a 24 month period ending September 1998. The Company believes that the acquisition of Socrates may enhance its capability to provide software and hardware support to its wholly-owned subsidiary, MVS Modular Vision Systems, Inc. whose product line includes computer oriented proprietary laser vision-based robotic and sensor products and systems; and potentially to e-Net, Inc. ("e-Net"), a development stage Washington, D.C. area based telecommunications company that produces proprietary telecommunications products and software to execute secure private voice communications across the Internet and intranets. The Company recently entered into a letter of intent to acquire e-Net as a wholly-owned subsidiary. See below.

    PROPOSED ACQUISITION OF E-NET, INC.

    In August 1996, e-Net, Inc. ("e-Net"), a Delaware corporation, entered into a letter of intent with the Company, whereby e-Net will become a wholly-owned subsidiary of the Company. Among the principal terms and conditions of the proposed acquisition, the Company will exchange, on a proposed tax-free basis, 4,000,000 restricted shares of its common stock, for all of e-Net's 8,000,000 shares of common stock. In addition, e-Net's 2,000,000 Class A Warrants and 2,000,000 Class B Warrants may be exercisable into a total of 2,000,000 shares of the Company's Common Stock. The newly issued MVSI securities in the acquisition may not be sold for a 24 month period ending September 1998. The chairman and chief executive officer of the Company is a director and a principal stockholder and warrantholder of e-Net; another director of MVSI is also a director and a stockholder of e-Net. MVSI intends to provide at least $5.3 million to e-Net over a 24-month period ending in September 1998 in order to finance its business operations. The acquisition of e-Net, including all of its terms and conditions, will be subject to a fairness opinion and approval by at least a majority of MVSI's stockholders at its annual meeting scheduled for Fall 1996. MVSI can make no assurances that it will be able to reach a definitive agreement with e-Net and that such agreement will be approved by the stockholders of MVSI.

    e-Net develops, markets and supports open client, server and integrated applications software that enables local, national and international telephone communications, information exchange and commerce over the Internet and private Internet Protocol ("IP") networks. e-Net's software products are designed to deliver high levels of performance, ease of use and security. These software products allow individuals and organizations to execute secure, private voice communications across the Internet and intranets, through the use of authentication technology, for local national and international telephone communications, information exchange and commerce. In addition, through the use of e-Net's software, organizations can extend their internal information systems and enterprise applications to geographically dispersed facilities, remote offices and mobile employees.

    In March 1996, e-Net acquired all rights, title and interest in the first U.S. patent, U.S. Patent No. 5,526,353, for a system and method for communicating high fidelity and clear transmission of audio or voice over the Internet and intranets, enabling worldwide high fidelity and clear transmission of ordinary telephone communications over the Internet. e-Net acquired all rights, title and interest in the patent from the inventors, Messrs. Arthur Henley and Scott Grau, who are original stockholders of the Company, in consideration of a five percent overriding royalty interest against gross profits involving the use of the patent. e-Net has agreed to allocate $1,000,000 of capital to develop and exploit the market opportunities for the patent by December 31, 1996, or the patent will be subject to repurchase by the inventors of the patent. e-Net believes that its patent is the first patent awarded of its kind, specifically involving the transmission of audio or voice over the Internet and intranets. e-Net also believes that its patent may provide certain strategic and technological advantages in the new and burgeoning area of audio or voice over the Internet. e-Net can make no assurances, however, as to the extent of the advantages or protection, if any, that may be granted to the Company as a result of its patent or as to the future success of e-Net in bringing products related to this technology to market. e-Net's first product utilizing its patent is Telecom-2000-TM-, a hardware and software suite designed for voice over the Internet and intranets, which is in the final testing stage and projected to be available to market on or about January 1, 1997.

    In March 1996, e-Net entered into an agreement with Sprint Communications Company, L.P. ("Sprint"), a leading telecommunications company, under which e-Net will deliver certain software development services known as Sprint Internet Protocol Dial Services support. Sprint, to date, has been e-Net's's largest customer. Under the agreement, e-Net will use highly technical software development services to provide security and field support to Sprint customers who use Sprint as a means of accessing the Internet. e-Net's agreement provides that e-Net will generate all of the revenues associated with the number of authorized Sprint Internet Protocol Dial Service user identity codes. e-Net shall also perform password administration, customer service administration and emergency help desk administration under the terms of the agreement. The agreement has a duration of one year, with automatic one year renewals, subject to mutual consent. e-Net intends to seek additional strategic alliances with other telecommunications companies, including the Regional Bell Operating Companies (RBOC's), for the use of its technologies, products and services. e-Net can make no assurances that it will be able to enter into any agreements with such concerns for its technologies, products and services.

    Also, in June 1996, e-Net entered into a letter of intent with the Product Management Group of the Advanced Data Services Division of Sprint to enter into an agreement to provide certain of e-Net's technologies, products and services to Sprint to enable Sprint's frame relay customers, approximately 1,500 nationwide, to generate network data reports on an automated basis for their virtual private networks. e-Net can make no assurances that it will be able to enter into an agreement with Sprint for its technologies, products and services.

    The Company was incorporated in the State of Delaware on April 12, 1994. The principal executive offices of the Company are located at 8133 Leesburg Pike, Suite 750, Vienna, Virginia 22182, telephone (703) 356-5353, facsimile (703) 356-5354. Unless the context otherwise indicates, the terms "Company" and "MVSI" as used in this Prospectus refer to MVSI, Inc.

                                  THE OFFERING

Securities Offered by the Company...........................  5,140,000 Class A Warrants
Shares of Common Stock Underlying Class A Warrants..........  5,140,000 Shares
Securities Offered by Underwriters(1).......................  360,000 Shares
                                                              360,000 Class A Warrants
Shares of Common Stock Outstanding Prior to Offering........  10,740,000 Shares
Shares of Common Stock Outstanding After Offering,
  Assuming Exercise of the Warrants(2)......................  17,600,000 Shares
Use of Net Proceeds of Sale of Securities Offered by          Administrative expenses,
Company.....................................................  operating costs and working capital, including software
                                                              support and development,
                                                              capital equipment, marketing
                                                              and sales, mergers and
                                                              acquisitions and the repayment
                                                              of debt. See "Use of
                                                              Proceeds."
How to Exercise Warrants....................................  Any holder of warrants desiring to exercise should
                                                              either (a) complete the
                                                              exercise form on the back of
                                                              warrant and forward it along
                                                              with the proper exercise price
                                                              to the Warrant Agent, or (b)
                                                              request a broker to effect the
                                                              transaction. See "Plan of
                                                              Distribution."
Warrant Agent...............................................  American Stock Transfer &
                                                              Trust Company
                                                              40 Wall Street
                                                              New York, NY 10005
Risk Factors................................................  An investment in the securities offered hereby
                                                              involves a high degree of risk
                                                              and immediate substantial
                                                              dilution of the book value of
                                                              the common stock and should be
                                                              considered only by persons who
                                                              can afford the loss of their
                                                              entire investment. See "Risk
                                                              Factors" and "Dilution."
Nasdaq SmallCap Market Symbols..............................  MVSI
                                                              MVSIW

------------------------

(1) These securities are related to the Underwriters' Purchase Option which was issued by the Company to the underwriters in connection with its initial public offering of securities on August 14, 1995.

(2) Does not include 4,000,000 shares of common stock to be issued to the stockholders of e-Net, Inc., a Delaware corporation, in connection with the Company's proposed acquisition of e-Net. The acquisition of e-Net will be subject to the approval by at least a majority of the Company's stockholders at its annual meeting scheduled for Fall 1996. The Company can make no assurances that its stockholders will approve the Company's acquisition of e-Net. See "The Company."

                            SELECTED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         NINE MONTHS ENDED JUNE
                                                                30, 1996               FISCAL YEAR ENDED SEPTEMBER 30,
                                                         ----------------------  --------------------------------------------
                                                             PRO                  PRO FORMA
                                                          FORMA(1)     ACTUAL      1995(1)      1995       1994       1993
                                                         -----------  ---------  -----------  ---------  ---------  ---------

Statement of Operations Data:
  Revenue..............................................  $19,373,046  $   9,859  $13,836,330  $   2,338  $   2,375  $     943
  Income (loss) from operations........................    1,129,030        845   (2,171,924)    (1,977)       131       (610)
  Income (loss) before income taxes....................    1,444,360      1,161   (5,676,086)    (5,481)        34       (637)
  Net earnings (loss)..................................    1,668,625      1,385   (5,676,086)    (5,481)        34       (642)
  Earnings (loss) per common and common equivalent
   shares
   outstanding(1)......................................  $      0.15  $     .13  $     (1.06) $   (1.10) $     .01  $    (.11)
  Weighted average number of common and common
   equivalent shares outstanding(2)....................                  15,339                   5,001      3,600      3,600

                                                                                     JUNE 30, 1996  AS ADJUSTED(3)
                                                                                     -------------  --------------
BALANCE SHEET DATA:
  Working capital..................................................................   $    11,092     $   40,157
  Total assets.....................................................................        14,730         43,795
  Long-term debt...................................................................            --             --
  Stockholders' equity.............................................................        13,062         42,127

------------------------

(1) PRO FORMA data reflects the effect of the September 1996 acquisition of Socrates, Inc. as if it had occurred as of the beginning of each period.

(2) The June 30, 1996 financial data includes the dilutive effect of approximately 5,140,000 warrants and earnings per share reflects a net income adjustment permitted by generally accepted accounting principles.

(3) Adjusted to reflect the exercise of the warrants offered hereby, after deducting payment by the Company of expenses of this offering estimated at $150,000. See "Use of Proceeds."

                                  RISK FACTORS

    THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. ONLY THOSE PERSONS ABLE TO LOSE THEIR ENTIRE INVESTMENT SHOULD PURCHASE THESE SECURITIES. PROSPECTIVE INVESTORS, PRIOR TO MAKING AN INVESTMENT DECISION, SHOULD CAREFULLY READ THIS PROSPECTUS AND CONSIDER, ALONG WITH OTHER MATTERS REFERRED TO HEREIN, THE FOLLOWING RISK FACTORS:

    NEW COMPANY AND RECENT ACQUISITIONS

    MVSI, Inc. ("Company") was incorporated in the State of Delaware on April 12, 1994. The Company, through its recently acquired wholly-owned subsidiaries, designs, develops, manufactures and markets state-of-the-art, proprietary vision-based robotic and sensor products and systems for productivity improvement and quality control applications in the manufacturing workplace, and also designs, develops and markets proprietary computer product systems for large-scale applications and integration. The technology of the Company is in the early stages of development with no brand name recognition and many companies, some with greater resources than the Company, have been unsuccessful in their attempts to develop and market similar technology. The Company can make no assurances that the new business combinations and relatively new management will prove successful. The Company intends to use the net proceeds of this offering to significantly expand its operations and the development and marketing of its proprietary products and systems. See "Use of Proceeds."

    NO ASSURANCE OF FUTURE PROFITABILITY OR PAYMENT OF DIVIDENDS

    The Company can make no assurances that the future operations of the Company will result in additional significant revenues or will be profitable. Should the operations of the Company be profitable, it is likely that the Company would retain much or all of its earnings in order to finance future growth and expansion. Therefore, the Company does not presently intend to pay dividends, and it is not likely that any dividends will be paid in the foreseeable future. See "Dividend Policy."

    IMMEDIATE AND SUBSTANTIAL DILUTION

    An investor in this offering will experience immediate and substantial dilution upon the exercise 6,500,000 Warrants. As of June 30, 1996, the Company had a net tangible book value of $11,511,442 or $1.11 per share derived from the Company's balance sheet as of June 30, 1996. After giving effect to the exercise of Warrants offered hereby, pro forma net tangible book value would have been $40,576,442, or $2.31 per share. The result will be an immediate increase in net tangible book value per share of $1.20 (108%) to existing shareholders and an immediate dilution to new investors of $1.69 (42%) per share. As a result, public investors will bear most of the risk of loss since their shares are being purchased at a cost substantially above the price that existing shareholders acquired their shares. See "Dilution."

    LITIGATION INVOLVEMENT OF A FORMER UNDERWRITER MAY HAVE ADVERSE CONSEQUENCES

    RECENT NASD ACTIONS INVOLVING A FORMER UNDERWRITER
    The Company has been advised by Stratton Oakmont, Inc., a former underwriter ("Underwriter") of the Company's initial public offering of securities on August 14, 1995, that the NASD (District 10) filed a complaint (No. C10950081) on October 5, 1995 ("Complaint") against Stratton Oakmont, Steven Sanders, the head trader of Stratton Oakmont, Daniel M. Porush, the president of Stratton Oakmont, and Paul F. Byrne, formerly Stratton Oakmont's director of compliance (collectively, the "Respondents"), alleging various violations of the NASD Rules of Fair Practice. The complaint consisted of three causes. The first cause alleged that Stratton Oakmont and Sanders effected principal retail sales of securities at prices that were fraudulently excessive. The second cause alleged that Stratton Oakmont and Sanders charged excessive markups. The third cause alleged that Stratton Oakmont and Messrs. Porush and Byrne failed to establish, maintain and enforce reasonable supervisory procedures designed to assure compliance with the NASD's rules and policies.

    On April 15, 1996 the NASD in its decision found all of the Respondents except Paul Byrne in violation of all three causes and imposed the following sanctions:

    -Mr. Sanders was censured, fined $25,000 and was suspended from association with any member of the NASD in any capacity for a period of one year.

    -The Underwriter was censured, fined $500,000 and was required to disgorge its excess profits to its customers, totaling $1,876,205, plus prejudgment interest. In addition, the Underwriter was suspended for a period of one year from effecting any principal retail transactions.

    -Mr. Porush was censured, fined $250,000 and barred from association with any member of the NASD in any capacity.

    The Underwriter and Messrs. Porush and Sanders have appealed the NASD's decision thereby staying imposition of the sanctions.

    If the sanctions imposed on Stratton Oakmont are not reversed on appeal, the Stratton Oakmont's ability to act as a market maker of the Company's securities will be restricted. The Company cannot ensure that other broker dealers will make a market in the Company's securities. In the event that other broker dealers fail to make a market in the Company's securities, the possibility exists that the market for and the liquidity of the Company's securities may be adversely affected to such an extent that public security holders may not have anyone to purchase their securities when offered for sale at any price. In such event, the market for and liquidity of the Company's securities may not exist. It should be noted that although the Underwriter may not be the sole market maker in the Company's securities, it may likely be the dominant market maker in the Company's securities.

    In April 1996, the NASD settled an action whereby it fined Stratton Oakmont $325,000 for fraud and other violations (which were neither admitted or denied) in connection with its underwriting of an initial public offering. Mr. Sanders was fined $50,000 and was suspended for a period of 45 days from associating with an NASD member and agreed not to engage in any trading-related activities for any NASD member for a period of 50 days. The settlement also required that Stratton Oakmont file certain new supervisory procedures with the NASD. Stratton Oakmont filed with the NASD on April 11, 1996 procedures relating to the conduct of associated persons during and preceding an initial public offering, which were aimed at preventing violations of Section 5 of the Securities Act of 1933 and Rule 10b-6 promulgated under Section 10(b) of the Securities Exchange Act of 1934 and aimed at preventing SEC Rule 10b-10 violations and the type of arbitrary pricing which occurred in connection with the trading of securities underwritten by Stratton Oakmont on January 16, 1991. These procedures have been in effect since April 11, 1996.

    The Company has been advised by Stratton Oakmont that the NASD (District 10) filed a complaint (No. C10960080) on June 6, 1996 ("June 1996 Complaint") against Stratton Oakmont, Daniel Porush, Steven Sanders, Irving Stitsky, a former registered representative of Stratton Oakmont, and Jordan Shamah, a vice president and a director of Stratton Oakmont (collectively, the "Respondents"), alleging various violations of the Exchange Act and the NASD Rules of Fair Practice. The June 1996 Complaint consists of seven causes of action. The first cause alleges that Stratton Oakmont, through Porush and Sanders, engaged in the use of fraudulent and manipulative devices in the failure to make bona fide distributions in five public offerings of securities underwritten by Stratton Oakmont between June 1993 and April 1994. The second cause alleges that Stratton Oakmont, through Porush, Sanders, Stitsky and Shamah, engaged in the use of fraudulent and manipulative devices in the failure to make a bona fide distribution of the common stock of a company whose initial public offering was underwritten by Stratton Oakmont. The third cause alleges that Stratton Oakmont, through Porush and Sanders for a period of three days, manipulated the common stock of such company. The fourth cause alleges that Stratton Oakmont, through Sanders, charged fraudulently excessive markups in connection with the warrants of such company. The fifth cause alleges that Stratton Oakmont, through Porush, violated the NASD's Free-Riding and Withholding Interpretation inasmuch as he allegedly allocated securities in certain public offerings to persons restricted from purchasing such securities. The sixth cause alleges that Porush and Stitsky failed to adequately supervise Stratton Oakmont's activity relating to the various alleged violations. The seventh cause alleges that Stratton Oakmont and Porush failed to establish and maintain reasonable supervisory procedures to prevent Stratton Oakmont's violative conduct. The Respondents intend to file answers to the June 1996 Complaint denying all material allegations and alleged violations.

    In addition, the Company has been advised by Stratton Oakmont that the NASD (District 10) filed a complaint (No. C10960068) on June 6, 1996 ("Complaint") against Stratton Oakmont and Patrick Gerard Hayes, the compliance director of Stratton Oakmont (collectively, the "Respondents"), alleging violations of the NASD Rules of Fair Practice. The Complaint consists of two causes of action. The first cause alleges that Stratton Oakmont failed to report information regarding at least 59 customer complaints Stratton Oakmont received during the relevant time periods as required by the NASD Rules of Fair Practice. The second cause alleges that Stratton Oakmont, through its compliance director, failed to establish, maintain and enforce written procedures designed to ensure that Stratton Oakmont complied with the NASD Rules of Fair Practice. The Respondents have filed answers to the Complaint and are contesting the proceeding.

    On or about July 13, 1996, the District Business Conduct Committee for District No. 10 ("District Committee") of the NASD issued a complaint against Stratton Oakmont alleging that Stratton Oakmont violated Article III, Section 1 and Article IV, Section 5 of the NASD Rules of Fair Practice by entering into settlement agreements with former customers which condition customers' ability to cooperate with NASD investigations. The charges in the complaint were upheld by the District Committee on this same date as well as the National Business Conduct Committee of the NASD, and a fine of $20,000 was assessed and Stratton Oakmont was ordered to get the NASD's agreement on language used in certain customer settlement agreements. The firm also is required, if asked by the NASD, to identify customers that should be released from settlement agreements that impose conditions on a customer's ability to provide information to the NASD. The sanctions follow an appeal of findings that the firm used certain agreements when settling customer complaints that precluded, restricted, or conditioned customers' ability to cooperate with the NASD in connection with its investigation of customer complaints. The firm also failed to release a customer from the restrictive provisions of such a settlement. This action had been appealed to the SEC and the sanctions aren't in effect pending consideration of the appeal. Stratton Oakmont contests the charges and has perfected an appeal to the Securities and Exchange Commission.

   PERMANENT INJUNCTION GRANTED -- STRATTON OAKMONT ENJOINED TO COMPLY WITH RECOMMENDATIONS OF AN INDEPENDENT CONSULTANT AND AN INDEPENDENT AUDITOR APPOINTED PURSUANT TO AN ADMINISTRATION ORDER

    The Company has been advised by Stratton Oakmont that the Commission instituted an action on December 14, 1994 in the United States District Court for the District of Columbia against Stratton Oakmont. The complaint alleged that Stratton Oakmont was not complying with the Administrative Order entered by the Commission on March 17, 1994 ("Administrative Order") by failing to adopt the recommendations of an independent consultant. The Administrative Order was previously consented to by Stratton Oakmont, without admitting or denying the findings contained therein, as settlement of an action commenced against Stratton Oakmont by the Commission in March 1992, which found willful violations of the anti-fraud provisions of the securities laws such that Stratton Oakmont:

    -engaged in fraudulent sales practices;

    -engaged in and/or permitted unauthorized trading in customer accounts;

    -knowingly and recklessly manipulated the market price of a company's securities by dominating and controlling the market for those securities;

    -made improper and unsupported price predictions with regard to recommended over-the-counter securities; and

    -made material misrepresentations and omissions regarding certain securities and its experience in the securities industry.

    Pursuant to the Administrative Order, Stratton Oakmont was censured and an independent consultant ("Stratton Consultant") was chosen by the Commission to advise and consult with Stratton Oakmont and to review and recommend new supervisory and compliance procedures. The complaint sought:

    -to enjoin Stratton Oakmont from violating the Administrative Order;

    -an order commanding Stratton Oakmont to comply with the Administrative
     Order; and

    -to have a Special Compliance Monitor appointed to ensure compliance with the Administrative Order. Stratton Oakmont claimed that the Stratton Consultant exceeded his authority under the Administrative Order and had violated the terms of the Administrative Order.

    On February 28, 1995, the court granted the Commission's motion for a permanent injunction ("Permanent Injunction") and ordered Stratton Oakmont to comply with the Administrative Order, which required the appointment of an independent consultant and a separate independent auditor and required that all recommendations be complied with, including the taping of all telephone conversations between Stratton Oakmont's brokers and their customers. In granting the Commission's motion for a Permanent Injunction, the court determined that Stratton Oakmont's conduct unequivocally demonstrated that there is a substantial likelihood that it will continue to evade its responsibilities under the Administrative Order. On April 20, 1995, Stratton Oakmont filed an appeal to the United States Court of Appeals for the District of Columbia, and on April 24, 1995 filed a motion to stay the Permanent Injunction pending the outcome of the appeal. The motion to stay was denied. Subsequently, Stratton Oakmont voluntarily dismissed its appeal. The failure by Stratton Oakmont to comply with the Administrative Order or Permanent Injunction may adversely effect Stratton Oakmont's activities in that the court may enter a further order restricting the ability of Stratton Oakmont to act as a market maker of the Company's securities. The effect of such action may prevent the holders of the Company's securities from selling such securities since Stratton Oakmont may be restricted from acting as a market maker of the Company's securities and, in such event, will not be able to execute a sale of such securities. Also, if other broker dealers fail to make a market in the Company's securities, the public security holders may not have anyone to purchase their securities when offered for sale at any price and the security holders may suffer the loss of their entire investment.

   RECENT STATE ADMINISTRATIVE PROCEEDINGS INVOLVING STRATTON OAKMONT -- POSSIBLE LOSS OF LIQUIDITY

    As a result of the Permanent Injunction, the states of Pennsylvania, Indiana and Illinois have commenced administrative proceedings seeking, among other things, to revoke Stratton Oakmont's license to do business in such states. In Indiana, the Commissioner suspended Stratton Oakmont's license for a three year period. Stratton Oakmont has appealed the decision and has requested a stay pending appeal. The requested stay would maintain the status quo pending appeal. In Illinois, Stratton Oakmont intends to file an answer to the administrative complaint denying the basis for revocation. The District of Columbia suspended Stratton Oakmont's license pending the outcome of an investigation. The states of North Carolina and Arkansas also have suspended Stratton Oakmont's license pending a resolution of the proceedings in those states. The states of Minnesota, Vermont, and Nevada have served upon Stratton Oakmont notices of intent to revoke Stratton Oakmont's license in such states. The state of Rhode Island has served on Stratton Oakmont a Notice of Intent to suspend its license in that state. The state of Connecticut has served on Stratton Oakmont a notice of intent to suspend or revoke registration in that state with a notice of right to hearing. In the state of Mississippi, Stratton Oakmont has agreed to a suspension of its license pending resolution of certain claims and review of its procedures and practices by the state authorities. In addition, Stratton Oakmont withdrew its registration in the state of New Hampshire (with the right of reapplication) and in the state of Maryland. There may be further administrative action against the firm in Maryland. The firm withdrew its registration in Massachusetts with a right to reapply for registration after two years, withdrew its registration in Delaware with a right to reapply in three years and agreed to a temporary cessation of business in Utah pending an on-site inspection and further administrative proceedings. Stratton Oakmont's license in the state of New Jersey was revoked by an administrative law judge, which revocation was affirmed by the New Jersey Bureau of Securities, and an appeal has been filed with the appellate division of the New Jersey Superior Court. The states of Georgia, Alabama and South Carolina have lifted their suspensions and have granted Stratton Oakmont conditional licenses. Such conditional licenses were granted pursuant to an order, which Stratton Oakmont has proposed to various states, which provides provisions for:
(i) the suspension of revocation, (ii) compliance with recommendations of the Consultant, (iii) an expedited claims mediation arbitration process, (iv) resolution of claims seeking compensatory damages, (v) restrictions on use of operating revenue, (vi) the limitation on selling group members in offerings underwritten by Stratton Oakmont and the prohibition of participating as a selling group member in offerings underwritten by certain other NASD member firms, (vii) the periodic review of Stratton Oakmont's agents, (viii) the retention of an accounting firm, and (ix) supervision and training, restrictions on trading, discretionary accounts and other matters. The state of Oregon, as a result of the Permanent Injunction, has filed a notice of intent to revoke Stratton Oakmont's license subject to the holding of a hearing to determine definitively Stratton Oakmont's license status, and Stratton Oakmont, in this proceeding as well as other proceedings, expects to be able to demonstrate that the Permanent Injunction is not of a nature as to be a lawful basis to revoke Stratton Oakmont's license permanently. Finally, Stratton Oakmont has received an order limiting license in the state of Nebraska. Such proceedings, if ultimately successful, may adversely affect the market for and liquidity of the Company's securities if additional broker-dealers do not make a market in the Company's securities. Moreover, should investors purchase any of the securities in this offering from Stratton Oakmont prior to a revocation of Stratton Oakmont's license in their state, such investors will not be able to resell such securities in such state through Stratton Oakmont but will be required to retain a new broker-dealer firm for such purpose. The Company cannot ensure that other broker-dealers will make a market in the Company's securities. In the event that other broker-dealers fail to make a market in the Company's securities, the possibility exists that the market for and the liquidity of the Company's securities may be adversely affected to such an extent that public security holders may not have anyone to purchase their securities when offered for sale at any price. In such event, the market for, and liquidity and prices of the Company's securities may not exist.

    FOR ADDITIONAL INFORMATION REGARDING STRATTON OAKMONT, INC., INVESTORS MAY CALL THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. AT (800) 289-9999.

    POSSIBLE NEED FOR ADDITIONAL FINANCING

    The Company intends to fund its operations and other capital needs for the next 12 months substantially from the proceeds of this offering, but there can be no assurance that such funds will be sufficient for these purposes. The Company may require substantial amounts of the proceeds of this offering for its future expansion, operating costs and working capital. The Company has made no arrangements to obtain future additional financing, if required, and there can be no assurance that such financing will be available, or that it will be available on acceptable terms. See "Use of Proceeds."

    DEPENDENCE ON MAJOR AND INTERNATIONAL CUSTOMERS

    For the nine months ended June 30, 1996, the Company did not have any individual customers which accounted for more than ten percent of its total revenues. For the year ended September 30, 1995, revenue from three customers amounted to approximately 19%, 11%, and 10%, respectively, of total revenue. For the year ended September 30, 1994, revenue from three customers amounted to approximately 21%, 11% and 11%, respectively, of total revenue.

    The dependence on major and international customers subjects the Company to significant financial risks in the operation of its business should a major or international customer terminate, for any reason, its business relationship with the Company. In such event, the financial condition of the

Company may be adversely affected and the Company may be required to obtain additional financing, of which there is no assurance. Also, dependence on international customers significantly increases the Company's costs, E.G., travel, communication and delivery of products, which are reflected in the Company's financial performance. See "Selected Financial Data."

    DEPENDENCE ON MANAGEMENT

    The Company's success is principally dependent on its current management personnel for the operation of its business. In particular, General Ratkovich has played a substantial role in the development and management of the Company, although there is no assurance that additional managerial assistance will not be required. The analysis of new business opportunities will be undertaken by or under the supervision of General Ratkovich and the management of the Company. The Company entered into an employment agreement with General Ratkovich in February 1995 which terminates in January 2000. The agreement contains non-compete provisions but is limited in geographical scope, I.E., the Northern Virginia area. The Company has not purchased key-man life insurance on General Ratkovich. If the employment by the Company of General Ratkovich terminates, or he is unable to perform his duties, the Company may be substantially affected. See "Use of Proceeds."

    DEPENDENCE ON HIGHLY QUALIFIED TECHNICAL PERSONNEL

    The Company believes that its future success will depend in large part upon its continued ability to recruit and retain highly qualified technical personnel. Competition for highly qualified technical personnel is significant, particularly in the geographic area in which the Company's operations are located. No assurances can be made that the Company's relationship with its employees will remain good.

    UNCERTAINTY OF PROPOSED MERGERS AND ACQUISITIONS CAMPAIGN

    Following the closing of this offering, the Company intends to continue to engage in a mergers and acquisitions campaign in order to merge with or acquire companies engaged in a similar or complementary business. The Company has not entered into any negotiations to merge with or acquire any such target companies, but the Company has identified several such companies engaged in a complementary business. The Company can make no assurances that it will be able to merge with or acquire any companies. Although the Company intends to utilize approximately $2,500,000 of the net proceeds of this offering in its mergers and acquisitions activities during the 12 months following the date of this prospectus, no assurances can be made that such funds will enable the Company to expand its base or realize profitable consolidated operations. In addition, the Company's stockholders may not have the opportunity to review the financial statements of any of the companies that may be acquired or have the opportunity to vote on any proposed acquisitions since Delaware law does not require such review and approval. Should such funds not be utilized in its mergers and acquisitions activities, the Company intends to utilize the funds in equal amounts in working capital, capital equipment and marketing and sales. See "Use of Proceeds."

    SIGNIFICANT BUSINESS OPERATIONS IN CANADA

    The Company acquired MVS Modular Vision Systems, Inc. ("MVS"), a Canadian corporation, on November 1, 1994, as a wholly-owned subsidiary. As a result, a significant part of the Company's business operations and assets are located in Montreal, Canada. Also, a significant part of the net proceeds of this offering will be used for the business operations of MVS. The Company intends to invest approximately 20%, or approximately $5,800,000, assuming the exercise of all of the Warrants, of which there is no assurance, of the net proceeds in its wholly-owned subsidiary in Canada. Since a significant part of the Company's current business operations and assets are located in Canada and a significant part of the net proceeds of this offering will be used for the business operations of the Company's wholly-owned subsidiary in Canada, investors in this offering must be cognizant that their investment in the Company in part may be governed by Canadian law. Also, legal service of process on issues related to the Company may be governed by Canadian law. See "Use of Proceeds."

    BROAD DISCRETION IN APPLICATION OF PROCEEDS

    The management of the Company has broad discretion to adjust the application and allocation of the net proceeds of this offering, including funds received upon exercise of the Warrants, of which there is no assurance, in order to address changed circumstances and opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of the management of the Company with respect to the application and allocation of the net proceeds hereof. Pending use of such proceeds, the net proceeds of this offering will be invested by the Company in temporary, short-term interest-bearing obligations. See "Use of Proceeds."

   UNCERTAIN PROTECTION OF PATENT, TRADEMARK, COPYRIGHT AND PROPRIETARY RIGHTS

    On April 11, 1995, the Company was issued a patent (U.S. Patent No. 5,406,372) through its MVS subsidiary for its lead inspection system for inspecting parameters of leads on quad flat-pack (QFP) computer chip packages. The Company's lead inspection system comprises a lead scanner assembly including a sensor head arrangement, a carriage means for moving the sensor head, a support table and a tray means for holding at least one QFP package. The lead inspection system permits the thorough inspection of such lead qualities as clearances, bent lead conditions, overall lead geometry and coplanarity of the leads of a flat-pack device without removing it from a standard tray. Such an approach provides that there is no possibility of further lead damage by the inspection system since there is no device manipulation. The Company believes that this patented invention simplifies the handling of complete trays instead of individual devices. The Company can make no assurances that its patented invention will prove to be financially beneficial.

    ALLEGED PATENT INFRINGEMENT

    Neither MVSI, Inc. nor any of its wholly-owned subsidiaries is a party to any significant legal proceedings.

    However, in a letter dated March 16, 1995, Robotic Vision Systems, Inc. ("RVSI"), a competitor of the Company in the lead scanning equipment market, made a charge of patent infringement and threatened litigation against the Company based on a patent that it allegedly owns. On February 27, 1992, RVSI sent the Company a similar notice of its claim that the Company's scanning equipment infringed RVSI's patent rights. The Company believes that its lead scanning products and systems do not infringe RVSI's patent rights and that RVSI's asserted patent is invalid. The Company so informed RVSI in 1992 and again on March 30, 1995. The Company has been informed that RVSI has made similar claims to the Company's present and prospective customers in the past and believes that the Company has lost United States customers as a result of those claims. The Company believes that RVSI's claims are without merit and is considering its legal options with respect to RVSI's conduct in this matter.

    SUBSTANTIAL COMPETITION

    Businesses in the United States and abroad that are engaged in the design, development, manufacture and marketing of machine vision-based products and systems are few in number but highly competitive. Businesses in the United States and abroad that are engaged in the design, development and marketing of proprietary computer hardware and software products and systems for large-scale applications and integration are also large in number and highly competitive. Almost all of the companies with which the Company intends to compete are substantially larger and have substantially greater resources than the Company. It is also likely that other competitors will emerge in the future. The Company will compete with companies that have greater market recognition, greater resources and broader capabilities than the Company. As a consequence, there is no assurance that the Company will be able to successfully compete in the marketplace.

    LIMITATION ON DIRECTOR LIABILITY

    As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation limits the liability of directors to the Company or its stockholders for monetary damages for breach of a director's fiduciary duty except for liability in four specific instances. These are for (i) any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit. As a result of the Company's charter provision and Delaware law, stockholders may have more limited rights to recover against directors for breach of fiduciary duty than as existing prior to the enactment of the law.

    ARBITRARY OFFERING PRICE

    The price to the public of the securities offered hereby has been arbitrarily determined by negotiations between the Company and Stratton Oakmont, Inc., a former underwriter of the Company's initial public offering of securities on August 14, 1995, and bears no relationship to the Company's earnings, book value or any other recognized criteria of value. The exercise price of $4.00 per share is substantially in excess of the net tangible book value of $1.11 per share, derived from the Company's balance sheet as of June 30, 1996, and in excess of the price received by the Company for shares sold in prior transactions. See "Selected Financial Data."

   REQUIREMENTS OF CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION IN CONNECTION WITH THE EXERCISE OF THE WARRANTS

    The Company will be able to issue the securities offered hereby, shares of its Common Stock upon the exercise of the Warrants and the underwriters' Unit Purchase Option only if (i) there is a current prospectus relating to the securities offered hereby under an effective registration statement filed with the Securities and Exchange Commission, and (ii) such Common Stock is then qualified for sale or exempt therefrom under applicable state securities laws of the jurisdictions in which the various holders of Warrants reside. Although the Company intends to maintain a current registration statement, there can be no assurance, however, that the Company will be successful in maintaining a current registration statement. After a registration statement becomes effective, it may require updating by the filing of a post-effective amendment. A post-effective amendment is required (i) anytime after nine months subsequent to the Effective Date when any information contained in the prospectus is over sixteen months old; (ii) when facts or events have occurred which represent a fundamental change in the information contained in the registration statement; or (iii) when any material change occurs in the information relating to the plan or distribution of the securities registered by such registration statement. The Company anticipates that this Registration Statement will remain effective for not more than nine months following the date of this Prospectus or until July
  , 1997, assuming a post-effective amendment is not filed by the Company, which may be required. The Company intends to qualify the sale of the securities in a limited number of states, although certain exemptions under certain state securities ("Blue Sky") laws may permit the Warrants to be transferred to purchasers in states other than those in which the Warrants were initially qualified. The Company will be prevented, however, from issuing Common Stock upon exercise of the Warrants in those states where exemptions are unavailable and the Company has failed to qualify the Common Stock issuable upon exercise of the Warrants. The Company may decide not to seek, or may not be able to obtain qualification of the issuance of such Common Stock in all of the states in which the ultimate purchasers of the Warrants reside. In such a case, the Warrants of those purchasers will expire and have no value if such Warrants cannot be exercised or sold. Accordingly, the market for the Warrants may be limited because of the Company's obligation to fulfill both of the foregoing requirements. See "Description of Securities" and "Plan of Distribution."

    The Warrants can only be exercised when there is a current effective registration statement covering the shares of common stock underlying the Warrants. The Company intends to maintain a current effective registration statement covering the shares of common stock underlying the Warrants so long as Warrants are outstanding. If the Company does not or is unable to maintain a current effective registration statement the Warrant holders will be unable to exercise the Warrants and the

Warrants may become valueless. Moreover, if the shares of common stock underlying the Warrants are not registered or qualified for sale in the state in which a Warrant holder resides, such holder might not be permitted to exercise the Warrants.

    Several states have recently commenced actions against and/or suspended the license of Stratton Oakmont seeking, among other things, to revoke Stratton Oakmont's license to do business in such states. See "RISK FACTORS -- STATE ADMINISTRATIVE PROCEEDINGS INVOLVING STRATTON OAKMONT -- POSSIBLE LOSS OF LIQUIDITY." As a result, although the Company intends to maintain a current effective registration statement covering the shares of Common Stock underlying the Warrants so long as the Warrants are outstanding, the state actions against Stratton Oakmont may require the security-holders in such states to seek other broker dealer firms to sell such securities on their behalf.

   ADDITIONAL AUTHORIZED SHARES AVAILABLE FOR ISSUANCE MAY ADVERSELY AFFECT THE MARKET

    The Company is authorized to issue 50,000,000 shares of its Common Stock, $.01 par value. If all of the Warrants offered hereby are exercised, there will be a total of 17,600,000 shares of Common Stock issued and outstanding. After reserving a total of 6,860,000 shares of Common Stock for issuance upon the exercise of all the Warrants, if all of the Warrants are exercised, the Company will have at least 32,400,000 shares of authorized but unissued capital stock available for issuance without further shareholder approval. As a result, any issuance of additional shares of Common Stock may cause current shareholders of the Company to suffer significant dilution which may adversely affect the market. Pursuant to the terms of the Underwriting Agreement, entered into in connection with the Company's initial public offering of securities on August 14, 1995, the Company's officers, directors and principal stockholders and the Company have agreed not to sell, transfer, assign or issue any shares of Common Stock for a period of 24 months following the date of the offering without the consent of Stratton Oakmont, Inc. The sale of a significant number of these shares in the public market may adversely affect prevailing market prices of the Company's securities following this offering. See "Dilution" "Description of Securities" and "Plan of Distribution."

    WARRANTS SUBJECT TO REDEMPTION

    The Class A Warrants shall be exercisable commencing on the date of this Prospectus ("Effective Date"). Each Class A Warrant entitles the holder to purchase one share of Common Stock at $4.00 per share until August 14, 2000. The Class A Warrants are redeemable by the Company for $.05 per Warrant, upon thirty
(30) days' prior written notice, if the average closing price or bid price of the Common Stock, as reported by the principal exchange on which the Common Stock is quoted, Nasdaq or the National Quotation Bureau, Incorporated, as the case may be, equals or exceeds $8.00 per share, for any twenty (20) consecutive trading days within a period of thirty (30) days ending within ten (10) days of the notice of redemption. Upon thirty (30) days' prior written notice to all holders of the Class A Warrants, the Company shall have the right to reduce the exercise price and/or extend the term of the Class A Warrants. Redemption of the Warrants will force holders thereof to either (i) exercise such Warrants and pay the exercise price at a time when it may be less than advantageous economically to do so, or (ii) accept the redemption price, which may be substantially less than the market value thereof at the time of redemption. The resale of the securities is subject to Prospectus delivery and other requirements of the Securities Act of 1933, as amended. Sales of such securities or the potential of such sales at any time may have an adverse effect on the market prices of the securities offered hereby. See "Description of Securities" and "Plan of Distribution."

    The Company intends to qualify the sale of the securities in a limited number of states, although certain exemptions under certain state securities ("Blue Sky") laws may permit the Warrants to be transferred to purchasers in states other than those in which the Warrants were initially qualified. The Company will be prevented, however, from issuing Common Stock upon exercise of the Warrants in those states where exemptions are unavailable and the Company has failed to qualify the Common Stock issuable upon exercise of the Warrants. The Company may decide not to seek, or may not be able to obtain qualification of the issuance of such Common Stock in all of the States in which the ultimate purchasers of the Warrants reside. In such case, the Warrants of those purchasers will expire and have no value if such Warrants cannot be exercised or sold. Accordingly, the market for the Warrants may be limited because of the Company's obligation to fulfill the foregoing requirements.

   UNDERWRITERS' INFLUENCE ON THE MARKET MAY HAVE ADVERSE CONSEQUENCES

    A significant number of securities may be sold to customers of Stratton Oakmont, Inc., a former underwriter of the Company's initial public offering of securities and a market maker of the Company's securities. Such customers subsequently may engage in transactions for the sale or purchase of such securities through or with Stratton Oakmont. Although they have no legal obligation to do so, Stratton Oakmont from time to time in the future will make a market in and otherwise effect transactions in the Company's securities. To the extent Stratton Oakmont acts as market maker in the securities, it may be a dominating influence in that market. The price and liquidity of such securities may be affected by the degree, if any, of Stratton Oakmont's participation in the market, inasmuch as a significant amount of such securities may be sold to customers of Stratton Oakmont. Such customers, as customers of Stratton Oakmont, subsequently may engage in transactions for the sale or purchase of such securities through or with Stratton Oakmont, although no agreements or understandings, written or oral, exist for such transactions, and such transactions may further enhance Stratton Oakmont's dominating influence on the market. Such market making activities, if commenced, may be discontinued at any time or from time to time by Stratton Oakmont without obligation or prior notice. If a dominating influence at such time, Stratton Oakmont's discontinuance may adversely affect the price and liquidity of the securities.

    Further, unless granted an exemption by the Securities and Exchange Commission to its Rule 10b-6, Stratton Oakmont may be prohibited from engaging in any market making activities with regard to the Company's securities for the period from two or nine business days prior to any solicitation of the exercise of Warrants until the later of the termination of such solicitation activity or the termination, by waiver or otherwise, of any right that Stratton Oakmont may have to receive a fee for the exercise of Warrants following the solicitation. As a result, the Underwriters may be unable to continue to provide a market for the Company's securities during certain periods while the Warrants are exercisable, which may adversely affect the price and liquidity of the securities. See "Risk Factors --LITIGATION INVOLVEMENT OF A FORMER UNDERWRITER MAY HAVE ADVERSE CONSEQUENCES.

   CONTRACTUAL OBLIGATIONS TO STRATTON OAKMONT MAY REDUCE PROCEEDS AVAILABLE TO THE COMPANY

    The Company has also agreed to pay fees to Stratton Oakmont, aggregating up to five percent of the consideration involved in the transaction, if Stratton Oakmont arranges equity financing, debt financing and assistance with mergers and acquisitions, for the Company other than this offering until August 14, 2000, or if Stratton Oakmont obtains or is influential in increasing any lines of credit the Company may have, provided such financing or increase is accepted by the Company. Such fees will reduce the amount of proceeds available to the Company from such financing or line of credit. The Company has not paid any fees Stratton Oakmont, or any other underwriter or broker, in connection with its acquisitions.

   EXERCISE OF WARRANTS MAY HAVE DILUTIVE EFFECT ON MARKET

    The Warrants will provide, during their term, an opportunity for the holder to profit from a rise in the market price, of which there is no assurance, with resulting dilution in the ownership interest in the Company held by the then present stockholders. Holders of the Warrants most likely would exercise the Warrants and purchase the underlying Common Stock at a time when the Company may be able to obtain capital by a new offering of securities on terms more favorable than those provided by such Warrants, in which event the terms on which the Company may be able to obtain additional capital would be affected adversely. See "Description of Securities" and "Plan of Distribution."

   "PENNY STOCK" REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF SECURITIES

    The Securities and Exchange Commission ("Commission") has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than

$5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Since the Company's securities are authorized for quotation on Nasdaq, such securities are initially exempt from the definition of "penny stock." If the securities offered hereby are removed from listing by Nasdaq at any time, the Company's securities may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in this offering to sell the Company's securities in the secondary market.

    SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET

    Among the Company's currently outstanding shares of Common Stock, 6,600,000 shares are "restricted securities" and, in the future, may be sold upon compliance with Rule 144, adopted under the Securities Act of 1933, as amended. Rule 144 provides, in essence, that a person holding "restricted securities" for a period of two years may sell only an amount every three months equal to the greater of (a) one percent of the Company's issued and outstanding shares, or
(b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of the Company may sell is not so limited, since nonaffiliates may sell without volume limitation their shares held for three years if there is adequate current public information available concerning the Company. Assuming the exercise of all of the Warrants, the Company will have 17,600,000 shares of Common Stock issued and outstanding. Therefore, during each three month period, beginning November 1, 1996, a holder of restricted securities who has held them for at least the two year period may sell under Rule 144 a number of shares up to 176,000 shares. Non-affiliated persons who hold for the three-year period described above may sell unlimited shares once their holding period is met. Pursuant to the terms of the Underwriting Agreement, the officers, directors and principal stockholders of the Company and the Company have agreed not to sell, transfer, assign or issue any securities of the Company for a period of 24 months following the date of the initial public offering securities, August 14, 1995, without the consent of Stratton Oakmont, Inc. The sale of a significant number of these shares in the public market may adversely affect prevailing market prices of the Company's securities following this offering. See "Dilution," "Description of Securities" and "Plan of Distribution."

    Prospective investors should be aware that the possibility of sales may, in the future, have a depressive effect on the price of the Company's Common Stock in any market which may develop and, therefore, the ability of any investor to market his shares may be dependent directly upon the number of shares that are offered and sold. Affiliates of the Company may sell their shares during a favorable movement in the market price of the Company's Common Stock which may have a depressive effect on its price per share. See "Description of Securities."

                          PRICE RANGE OF COMMON STOCK

    The Common Stock has traded on the Nasdaq Small Cap Market System since
August 14, 1995, under the symbol "MVSI." On October   , 1996, the last bid
price of the Common Stock was $      per share. On October 10, 1996, there were
approximately 1,500 shareholders of record of the Company's Common Stock. The following table sets forth the range of high and low trading prices for the Common Stock, as reported on Nasdaq, for the period from August 14, 1995, the
date of the Company's initial public offering of securities, through October   ,
1996.

                                                                                                   HIGH        LOW
                                                                                                 ---------  ---------
FISCAL YEAR 1995
  Fourth fiscal quarter........................................................................  $    7.75  $    3.50(1)
FISCAL YEAR 1996
  First fiscal quarter.........................................................................  $    8.38  $    3.88
  Second fiscal quarter........................................................................  $    7.38  $    4.00
  Third fiscal quarter.........................................................................  $    9.75  $    6.88
  Fourth fiscal quarter........................................................................  $   15.63  $    8.00
FISCAL YEAR 1997
  First fiscal quarter, through October   , 1996...............................................  $          $

------------------------
(1) Represents the initial public offering price per share on August 14, 1995.

                                DIVIDEND POLICY

    Holders of the Company's Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor. The Company does not anticipate the declaration or payment of any dividends in the foreseeable future. The Company intends to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, the Company's financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid by the Company.

                                USE OF PROCEEDS

    After deducting expenses of the offering estimated to be $150,000, the Company will receive net proceeds from the offering of approximately $29,065,000. Assuming all of the Warrants are exercised, the proceeds will be utilized in order of priority by the Company as listed below for approximately 12 months substantially as follows:

                                                                      APPROXIMATE
                                                                     AMOUNT OF NET
ADMINISTRATIVE EXPENSES                                                PROCEEDS          %
                                                                    ---------------  ---------
Management Compensation(1)........................................    $ 4,850,000        16.69
Employee Salaries and Overhead(2).................................      4,850,000        16.69

OPERATING COSTS AND WORKING CAPITAL
Software Support and Development(3)...............................      4,850,000        16.69
Capital Equipment(4)..............................................      2,500,000         8.60
Marketing and Sales(5)............................................      4,850,000        16.69
Mergers and Acquisitions(6).......................................      2,500,000         8.60
Working Capital(7)................................................      4,665,000        16.04
                                                                    ---------------  ---------
    TOTAL.........................................................    $29,065,000       100.00
                                                                    ---------------  ---------
                                                                    ---------------  ---------

------------------------

(1) The officers and employees of the Company also receive remuneration as part of an overall group insurance plan providing health, life and disability insurance benefits for employees of the Company. The amount allocable to each individual officer and employee cannot be specifically or precisely ascertained, but, in any event, does not exceed $25,000 per annum as to each individual.

(2) Includes annual general and administrative employee salaries, exclusive of management salaries, associated benefits, related office rent and miscellaneous office expenses.

(3) Includes annual salaries for software and engineering support personnel.

(4) The Company intends to purchase and/or lease certain additional capital equipment including, but not limited to, engineering and manufacturing facilities and equipment, computer hardware and software products and systems, telephone and facsimile products and systems, security systems and office equipment and furniture.

(5) The amount allocated by the Company for marketing and sales includes industry promotion shows, marketing materials, advertising, business travel and a significant expansion of its marketing and sales staff.

(6) Following the closing of this offering, the Company intends to continue to engage in a mergers and acquisitions campaign in order to merge with or acquire complementary companies in the $10 to $25 million revenue range, and possibly larger. The Company has not entered into any negotiations to merge with or acquire any such target companies, not otherwise disclosed herein, but the Company has identified several such companies engaged in a complementary or similar technology business. Such businesses include but are not limited to businesses engaged in the sale and development of products and services involving machine vision and others aimed at quality and process improvement, and related computer hardware and software companies. The Company can make no assurances that it will be able to merge with or acquire any companies. Although the Company intends to utilize approximately $2,500,000 in its mergers and acquisitions activities during the 12 months following the date of this Prospectus, no assurances can be made that such funds will enable the Company to expand its base or realize profitable consolidated operations. The ability of the Company to engage in a mergers and acquisitions campaign in view of the Company's resources is uncertain. Should such funds not be utilized in its mergers and acquisitions activities, the Company intends to utilize the funds in equal amounts in capital equipment and marketing and sales.

(7) Working capital will be utilized by the Company to enhance and, otherwise, stabilize cash flow during the initial 12 months of operations following the closing of this offering, such that any shortfalls between cash generated by operating revenues and costs will be covered by working capital. Although the Company prefers to retain its working capital in reserve, the Company may be required to expend part or all of these proceeds as financial demands dictate.

    Although it is uncertain that the Company's shares of Common Stock will maintain a level at which the Warrants would be exercised, in the event subscribers in this offering elect to exercise all of the Warrants herein, the Company will realize gross proceeds of approximately $29,215,000. Management anticipates that the proceeds from the exercise of the Warrants would be contributed to working capital of the Company. Nonetheless, the Company may at the time of exercise allocate a portion of the proceeds to any other corporate purposes. Accordingly, investors who exercise their Warrants will entrust their funds to management, whose specific intentions regarding the use of such funds are not presently and specifically known.

    The Company is unable to predict the precise period for which this offering will provide financing, although management believes that the Company should have sufficient working capital to meet its cash requirements for the 12 months period following the date of this offering. Accordingly, the Company may need to seek additional funds through loans or other financing arrangements during this period of time. No such arrangements exist or are currently contemplated and there can be no assurance that they may be obtained in the future should the need arise.

    Pending utilization, management intends to make temporary investment of the proceeds in bank certificates of deposit, interest-bearing savings accounts, prime commercial paper or federal government securities.

                                    DILUTION

    As of June 30, 1996, the Company had a net tangible book value of $11,511,442 or $1.11 per share, derived from the Company's balance sheet as of June 30, 1996. Net tangible book value per share means the tangible assets of the Company, less all liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the exercise of the Warrants offered hereby at an assumed exercise price of $4.00 per share, pro forma net tangible book value would have been $40,576,442 or $2.31 per share. The result will be an immediate increase in net tangible book value per share of $1.20 (108%) to existing shareholders and an immediate dilution to new investors of $1.69 (42%) per share. "Dilution" is determined by subtracting net tangible book value per share after the offering from the offering price to investors. The following table illustrates this dilution:

Exercise price of the Common Stock offered hereby....................             $    4.00
  Net tangible book value per share, before the offering.............  $    1.11
  Increase per share attributable to the sale of the securities
   offered hereby....................................................  $    1.20
                                                                       ---------
Pro forma net tangible book value per share, assuming exercise of all
 Warrants............................................................             $    2.31
                                                                                  ---------
Dilution per share to new public investors...........................             $    1.69
                                                                                  ---------
                                                                                  ---------

    The following table summarizes the investments of all existing stockholders and new public investors after giving effect to the exercise of the Warrants offered hereby:

                                                               PERCENTAGE     AGGREGATE     PERCENT OF     AVERAGE
                                                   SHARES       OF TOTAL    CONSIDERATION      TOTAL      PRICE PER
                                                  PURCHASED      SHARES          PAID        INVESTED       SHARE
                                                -------------  -----------  --------------  -----------  -----------
Present Stockholders(1).......................     10,740,000      61.02%   $   20,251,002      40.94%    $    1.89
                                                                                                           -----
                                                                                                           -----
Public Stockholders...........................      6,860,000      38.98%   $   29,215,000      59.06%    $    4.26
                                                -------------  -----------  --------------  -----------    -----
                                                                                                           -----
    Total.....................................     17,600,000     100.00%   $   49,466,002     100.00%    $    2.81
                                                -------------  -----------  --------------  -----------    -----
                                                -------------  -----------  --------------  -----------    -----

------------------------
(1) Does not include 4,000,000 shares of Common Stock to be issued to the stockholders of e-Net, Inc., a Delaware corporation, in connection with the Company's proposed acquisition of e-Net. The acquisition of e-Net will be subject to the approval by at least a majority of the Company's stockholders at its annual meeting scheduled for Fall 1996. The Company can make no assurances that its stockholders will approve the Company's acquisition of e-Net. See "Summary" and "Risk Factors."

                           DESCRIPTION OF SECURITIES

COMMON STOCK

    The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $.01 par value. The Company currently has 10,740,000 issued and outstanding shares of Common Stock and approximately 1,500 shareholders of record. Holders of the Common Stock do not have preemptive rights to purchase additional shares of Common Stock or other subscription rights. The Common Stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of Common Stock are entitled to share equally in dividends from sources legally available therefor when, as and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to stockholders. All outstanding shares of Common Stock are validly authorized and issued, fully paid and nonassessable, and all shares to be sold and issued as contemplated hereby, will be validly authorized and issued, fully paid and nonassessable. The Board of Directors is authorized to issue additional shares of Common Stock, not to exceed the amount authorized by the Company's Certificate of Incorporation, and to issue options and warrants for the purchase of such shares, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action. The above description concerning the Common Stock of the Company does not purport to be complete. Reference is made to the Company's Certificate of Incorporation and By-laws which are available for inspection upon proper notice at the Company's offices, as well as to the applicable statutes of the State of Delaware for a more complete description concerning the rights and liabilities of stockholders.

    Each holder of Common Stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of Common Stock do not have cumulative voting rights, the holders of more than 50 percent of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

CLASS A AND CLASS B WARRANTS

    The Company currently has 5,500,000 Class A Warrants outstanding, which were issued in connection with the Company's initial public offering of securities on August 14, 1995. The Class A Warrants shall be exercisable commencing on the date of this Prospectus ("Effective Date") and until August 14, 2000. Each Class A Warrant entitles the holder to purchase one share of Common Stock at $4.00 per share until August 14, 2000. The Class A Warrants are redeemable by the Company for $.05 per Warrant, at any time after August 14, 1997, upon thirty (30) days' prior written notice, if the average closing price or bid price of the Common Stock, as reported by the principal exchange on which the Common Stock is traded, Nasdaq or the National Quotation Bureau, Incorporated, as the case may be, equals or exceeds $8.00 per share, for any twenty (20) consecutive trading days within a period of thirty (30) days ending within ten (10) days of the notice of redemption. Upon thirty (30) days' written notice to all holders of the Class A Warrants, the Company shall have the right to reduce the exercise price and/or extend the term of the Class A Warrants. Should the Class A Warrants be exercised, of which there is no assurance, the Company will receive the proceeds therefrom, aggregating up to $22,936,000.

    The Company also has 1,000,000 Class B Warrants outstanding. The Class B Warrants are identical to the Class A Warrants, except that the exercise price is $4.20. The Class B Warrants are not being offered for sale as part of this offering. Should the Class B Warrants by exercised, of which there is no assurance, the Company will receive the proceeds therefrom, aggregating up to $4,200,000.

    The Warrants can only be exercised when there is a current effective registration statement covering the shares of Common Stock underlying the Warrants. If the Company does not or is unable to maintain a current effective registration statement the Warrant holders will be unable to exercise the Warrants and the Warrants may become valueless. Moreover, if the shares of common stock underlying the Warrants are not registered or qualified for sale in the state in which a Warrant holder resides, such holder might not be permitted to exercise the Warrants.

    Warrant certificates may be exchanged for new certificates of different denominations, and may be exercised or transferred by presenting them at the offices of the Transfer Agent. Holders of the Warrants may sell the Warrants if a market exists rather than exercise them. However, there can be no assurance that a market will develop or continue as to such Warrants. If the Company is unable to qualify its common stock underlying such Warrants for sale in certain states, holders of the Company's Warrants in those states will have no choice but to either sell such Warrants or allow them to expire.

    Each Warrant may be exercised by surrendering the Warrant certificate, with the form of election to purchase on the reverse side of the Warrant certificate properly completed and executed, together with payment of the exercise price to the Warrant Agent. The Warrants may be exercised in whole or from time to time in part. If less than all of the Warrants evidenced by a Warrant certificate are exercised, a new Warrant certificate will be issued for the remaining number of Warrants. Upon the exercise of the Warrants, the shares of Common Stock when issued will be fully paid and nonassessable.

    Holders of the Warrants are protected against dilution of the equity interest represented by the underlying shares of common stock upon the occurrence of certain events, including, but not limited to, issuance of stock dividends. If the Company merges, reorganizes or is acquired in such a way as to terminate the Warrants, the Warrants may be exercised immediately prior to such action. In the event of liquidation, dissolution or winding up of the Company, holders of the Warrants are not entitled to participate in the Company's assets.

    For the life of the Warrants, the holders thereof are given the opportunity, at nominal cost, to profit from a rise in the market price of the common stock of the Company. The exercise of the Warrants will result in the dilution of the then book value of the Common Stock of the Company held by the public investors and would result in a dilution of their percentage ownership of the Company. The terms upon which the Company may obtain additional capital may be adversely affected through the period that the Warrants remain exercisable. The holders of these Warrants may be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain equity capital on terms more favorable than those provided for by the Warrants.

    Because the Warrants being offered hereby may be transferred, it is possible that the Warrants may be acquired by persons residing in states where the Company has not registered, or is not exempt from registration such that the shares of common stock underlying the Warrants may not be sold or transferred upon exercise of the Warrants. Warrantholders residing in those states would have no choice but to attempt to sell their Warrants or to let them expire unexercised. Also, it is possible that the Company may be unable, for unforeseen reasons, to cause a registration statement covering the shares underlying the Warrants to be in effect when the Warrants are exercisable. In that event, the Warrants may expire unless extended by the Company as permitted by the Warrant because a registration statement must be in effect, including audited financial statements for companies acquired, in order for warrantholders to exercise their Warrants.

    The Company will be able to issue the securities offered hereby, including shares of its Common Stock upon the exercise of the Warrants and the Underwriters' Purchase Option only if (i) there is a current prospectus relating to the securities offered hereby under an effective registration statement filed with the Securities and Exchange Commission, and (ii) such Common Stock is then qualified for sale or exempt therefrom under applicable state securities laws of the jurisdictions in which the various holders of Warrants reside. Although the Company intends to maintain a current registration statement, there can be no assurance, however, that the Company will be successful in maintaining a current registration statement. After a registration statement becomes effective, it may require updating by the filing of a post-effective amendment. A post-effective amendment is required (i) anytime after nine months subsequent to the Effective Date when any information contained in the prospectus is over sixteen months old; (ii) when facts or events have occurred which represent a fundamental change in the information contained in the registration statement; or (iii) when any material change occurs in the information relating to the plan or distribution of the securities registered by such registration statement. The Company anticipates that this Registration Statement will remain effective for not more than nine months following the date
of this Prospectus or until July   , 1997, assuming a post-effective amendment
is not filed by the Company, which may be required. The Company intends to qualify the sale of the securities in a limited number of states, although certain exemptions under certain state securities ("Blue Sky") laws may permit the Warrants to be transferred to purchasers in states other than those in which the Warrants were initially qualified. The Company will be prevented, however, from issuing Common Stock upon exercise of the Warrants in those states where exemptions are unavailable and the Company has failed to qualify the Common Stock issuable upon exercise of the Warrants. The Company may decide not to seek, or may not be able to obtain qualification of the issuance of such Common Stock in all of the states in which the ultimate purchasers of the Warrants reside. In such case, the Warrants of those purchasers will expire and have no value if such Warrants cannot be exercised or sold. Accordingly, the market for the Warrants may be limited because of the Company's obligation to fulfill both of the foregoing requirements.

RESTRICTED SHARES ELIGIBLE FOR FUTURE SALE

    Upon exercise of the Warrants in this offering, the Company will have 17,600,000 shares of Common Stock issued and outstanding. Among these shares, 6,600,000 shares ("Restricted Shares") of common stock were issued and sold by the Company in a private transaction in reliance upon certain private placement exemptions as promulgated by the Securities and Exchange Commission, Washington, D.C. 20549.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned his or her Restricted Shares for at least two years, including persons who may be deemed "affiliates" of the Company, as that term is defined under the Act, would be entitled to sell in broker's transactions within any three month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of the Company's common stock, or the average weekly trading volume in the over-the-counter market in the Company's common stock during the four calendar weeks preceding such sale. Therefore, during each three month period, beginning November 1, 1996, a holder of restricted securities who has held them for at least the two year period may sell under Rule 144 a number of shares at least equal to 176,000 shares. A person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned his or her Restricted Shares for at least three years, would be entitled to sell such shares under Rule 144 without regard to the volume limitations described above, provided that certain public information concerning the Company as required by the Rule is available.

    Sales of substantial amounts of the Common Stock of the Company in the public market may adversely affect prevailing market prices and may impair the Company's ability to raise capital at the time through the sale of its equity securities.

    Pursuant to the terms of the Underwriting Agreement entered into on the closing of the Company's initial public offering of securities, the Company's officers, directors and principal stockholders have agreed not to sell, transfer, assign or issue any restricted shares of Common Stock until August 14, 1997 without the prior consent of Stratton Oakmont, Inc., an underwriter in the Company's initial public offering of securities. The sale of a significant number of these shares in the public market may adversely affect prevailing market prices of the Company's securities following this offering.

    No predictions can be made as to the effect, if any, that sales of shares under Rule 144 or otherwise or the availability of shares for sale will have on the market, if any, prevailing from time to time. Sales of significant amounts of the Company's shares of Common Stock pursuant to Rule 144 or otherwise may adversely affect the market price of the securities offered hereby.

INDEMNIFICATION

    The Company intends to indemnify its officers and directors to the full extent permitted by Delaware law. Under Delaware law, a corporation may indemnify its agents for expenses and amounts paid in third party actions and, upon court approval in derivative actions, if the agents acted in good faith and with reasonable care. A majority vote of the Board of Directors, approval of the shareholders or court approval is required to effectuate indemnification.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to officers, directors or persons controlling the Company, the Company has been advised that, in the opinion of the Securities and Exchange Commission, Washington, D.C. 20549, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by an officer, director or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the securities of the Company is American Stock Transfer & Trust Company located at 40 Wall Street, New York, New York 10005.

REPORTS TO SECURITY-HOLDERS

    The Company intends to furnish to holders of its securities annual reports containing audited financial statements. The Company may issue other unaudited interim reports to its security-holders as it deems appropriate.

                              PLAN OF DISTRIBUTION

    The Prospectus relates to the continuing resale by MVSI, Inc. ("Company"), a Delaware corporation, and certain of its security-holders, of 5,140,000 Class A Warrants issued in connection with the Company's initial public offering ("Offering") of securities, which was declared effective by the Securities and Commission ("Commission") on August 14, 1995. This Prospectus also relates to the continuing resale of 180,000 Units, including 360,000 shares of Common Stock, $.01 par value, and 360,000 Class A Warrants, by the underwriters, and their assigns, which comprise the Underwriters' Purchase Option issued to the underwriters in connection with the Offering. Should all of the Warrants be exercised, the Company will receive the proceeds therefrom, aggregating up to $29,215,000. The Company can make no assurances that any of its securities can be sold or exercised under any circumstances. See "Risk Factors" and "Description of Securities."

    The Class A Warrants shall be exercisable commencing on the date of this Prospectus. Each Class A Warrant entitles the holder to purchase one share of Common Stock at $4.00 per share until August 14, 2000. The Class A Warrants are redeemable by the Company for $.05 per Warrant, at any time after August 14, 1997, upon 30 days prior written notice, if the average closing price or bid price of the Common Stock, as quoted by Nasdaq, equals or exceeds $8.00 per share, for any 20 consecutive trading days within a period of 30 days ending within 10 days of the notice of redemption. Upon 30 days prior written notice to all holders of the Class A Warrants, the Company shall have the right to reduce the exercise price and/or extend the term of the Class A Warrants in compliance with the requirements of Rule 13e-4 to the extent applicable. See "Description of Securities."

    In connection with the Company's initial public offering of securities on August 14, 1995, the Company agreed under certain circumstances to pay to Stratton Oakmont, Inc., an underwriter in the offering, a fee of four percent of the exercise price of the Warrants upon the exercise of such Warrants. However, in September 1996, Stratton Oakmont waived its rights to receive a fee in connection with the solicitation for the exercise of the Company's Warrants, should it participate in such solicitation. The Company does not intend to engage in any solicitation activities in connection with its securities.

    Stratton Oakmont, Inc. currently makes a market in the Company's securities and may solicit the exercise of the Warrants. Unless granted an exemption by the Securities and Exchange Commission from its Rule 10b-6, Stratton Oakmont will be prohibited from engaging in any market making activities with regard to the Company's securities for the period from nine business days (or such other applicable period as Rule 10b-6 may provide) prior to any solicitation of the exercise of Warrants until the termination of such solicitation activity. Accordingly, Stratton Oakmont may be unable to continue to provide a market for the Company's securities during certain periods while the Warrants are exercisable. See "Risk Factors."

    The Company, and certain of its security-holders, may from time to time offer the securities through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Company, and/or the purchasers of the securities for whom they may act as agent. The security-holders and any such underwriters who participate in the distribution of the securities may be deemed to be underwriters, and any profits on the sale of the securities by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling security-holders may be deemed to be underwriters, the Selling Security-holders may be subject to certain statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

    The securities offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The securities may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of such exchange; and (e) face-to-face transactions between sellers and purchasers without a broker-dealer. At any time a particular offer of the securities is made, a Prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Company and the Selling Security-holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such Prospectus supplement and, if necessary, a post-effective amendment to the registration statement, of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the securities. In addition, the securities covered by this Prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this Prospectus.

    The Company, and certain of its security-holders, and any other persons participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6, 10b-7 and 10b-21(T), which may limit the timing or purchases and sales of any of the securities by the Company and the Selling Security-holders and any other such person. Furthermore, under Rule 10b-6 under the Exchange Act, any person engaged in the distribution of the securities may not simultaneously engage in market making activities with respect to the particular securities being distributed for a period of nine business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

    The Company has agreed to pay the expenses of this offering, estimated at $150,000, incidental to the registration, offering and sale of the securities to the public.

DETERMINATION OF PUBLIC OFFERING PRICE

    The exercise price of the Class A Warrants has been determined by negotiations between the Company and Stratton Oakmont, Inc., an underwriter of the Company's initial public offering of securities on August 14, 1995. Among the factors considered in the negotiations were an analysis of the areas of activity in which the Company is engaged, the present state of the Company's business, the Company's financial condition, the Company's prospects, an assessment of management, the general condition of the securities market and the demand for similar securities of comparable companies. The exercise price of the Class A Warrants does not necessarily bear any relationship to assets, earnings, book value or other criteria of value applicable to the Company.

                               LEGAL PROCEEDINGS

    Neither MVSI, Inc. nor any of its wholly-owned subsidiaries is a party to any significant legal proceedings.

    However, in a letter dated March 16, 1995, Robotic Vision Systems, Inc. ("RVSI"), a competitor of the Company in the lead scanning equipment market, has made a charge of patent infringement and threatened litigation against the Company based on a patent that it allegedly owns. On February 27, 1992, RVSI sent the Company a similar notice of its claim that the Company's scanning equipment infringed RVSI's patent rights. The Company believes that its lead scanning products and systems do not infringe RVSI's patent rights and that RVSI's asserted patent is invalid. The Company so informed RVSI in 1992 and again on March 30, 1995. The Company has been informed that RVSI has made similar claims to the Company's present and prospective customers in the past and believes that the Company has lost United States customers as a result of those claims. The Company believes that RVSI's claims are without merit and is considering its legal options with respect to RVSI's conduct in this matter.

                                 LEGAL MATTERS

    The validity of the securities being offered hereby will be passed upon for the Company by Thomas T. Prousalis, Jr., Esq., 1919 Pennsylvania Avenue, N.W., Suite 800, Washington, D.C. 20006. Mr. Prousalis is the beneficial owner of 400,000 shares of Common Stock of the Company. However, upon the acquisition of e-Net, Inc., a Delaware corporation, by the Company, of which there is no assurance, Mr. Prousalis will own a total of 850,000 shares of the Common Stock of the Company by virtue of his equity ownership in e-Net, Inc.

                                    EXPERTS

    The financial statements of MVSI, Inc. and Subsidiaries as of September 30, 1995 and each of the years in the two year period ended September 30, 1995, included in the Annual Report on Form 10-K for the year ended September 30, 1995 which are incorporated by reference in the Registration Statement and this Prospectus have been included herein in reliance on the report dated November 20, 1995, of Grant Thornton LLP, Independent Certified Public Accountants, and upon the authority of such firm as experts in accounting and auditing.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER WOULD BE UNLAWFUL. ANY MATERIAL MODIFICATION OF THE OFFERING WILL BE ACCOMPLISHED BY MEANS OF AN AMENDMENT TO THE REGISTRATION STATEMENT. IN ADDITION, THE RIGHT IS RESERVED BY THE COMPANY TO CANCEL ANY CONFIRMATION OF SALE PRIOR TO THE RELEASE OF FUNDS, IF, IN THE OPINION OF THE COMPANY, COMPLETION OF SUCH SALE WOULD VIOLATE FEDERAL OR STATE SECURITIES LAWS OR A RULE OR POLICY OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC., WASHINGTON, D.C. 20006.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Available Information..........................           2
Incorporation of Certain Information by
 Reference.....................................           3
Prospectus Summary.............................           4
Selected Financial Data........................           8
Risk Factors...................................           9
Price Range of Common Stock....................          21
Dividend Policy................................          21
Use of Proceeds................................          22
Dilution.......................................          24
Description of Securities......................          25
Plan of Distribution...........................          29
Legal Proceedings..............................          30
Legal Matters..................................          31
Experts........................................          31

                            ------------------------

    UNTIL            , 1996 (25 DAYS AFTER THE EFFECTIVE DATE OF THIS
PROSPECTUS), ALL BROKER-DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                           5,140,000 CLASS A WARRANTS
                          5,140,000 SHARES, UNDERLYING
                                CLASS A WARRANTS
                                      AND
                          180,000 UNITS, UNDERWRITERS'
                                PURCHASE OPTION
                                360,000 SHARES,
                            UNDERLYING UNDERWRITERS'
                                PURCHASE OPTION
                      360,000 CLASS A WARRANTS, UNDERLYING
                         UNDERWRITERS' PURCHASE OPTION
                           360,000 SHARES, UNDERLYING
                                CLASS A WARRANTS

                                   MVSI, INC.

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                          , 1996

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART TWO
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
    The following is an itemization of expenses, payable by the Company from the net proceeds of this offering, incurred by the Company in connection with the issuance and distribution of the securities of the Company being offered hereby. The Company has agreed to pay all of the expenses related to the registration of the securities by the Selling Security-holders and their assigns, which are included herein. All expenses are estimated except the Commission Registration and Filing Fees. See "Use of Proceeds."

Commission Registration and Filing Fee(1)........................  $  10,074
Financial Printing...............................................     25,000
Transfer Agent Fees..............................................     10,000
Accounting Fees and Expenses.....................................     15,000
Legal Fees and Expenses..........................................     75,000
Blue Sky Fees and Expenses.......................................     10,000
Miscellaneous....................................................      4,926
                                                                   ---------
    TOTAL........................................................  $ 150,000
                                                                   ---------
                                                                   ---------

------------------------

(1) Paid upon initial filing of this Registration Statement and related Prospectus.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
    As permitted by Delaware law, the Company's Certificate of Incorporation includes a provision which provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, which prohibits the unlawful payment of dividends or the unlawful repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit. This provision is intended to afford directors protection against, and to limit their potential liability for monetary damages resulting from, suits alleging a breach of the duty of care by a director. As a consequence of this provision, stockholders of the Company will be unable to recover monetary damages against directors for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director's fiduciary duty and does not eliminate or limit the right of the Company or any stockholder to obtain an injunction or any other type of nonmonetary relief in the event of a breach of fiduciary duty. Management of the Company believes this provision will assist the Company in securing and retaining qualified persons to serve as directors. The Company is unaware of any pending or threatened litigation against the Company or its directors that would result in any liability for which such director would seek indemnification or similar protection.

    Such indemnification provisions are intended to increase the protection provided directors and, thus, increase the Company's ability to attract and retain qualified persons to serve as directors. Because directors liability insurance is only available at considerable cost and with low dollar limits of coverage and broad policy exclusions, the Company does not currently maintain a substantial amount of liability insurance for the benefit of its directors although the Company may attempt to acquire additional insurance in the future. The Company believes that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors and the general unavailability of directors liability insurance to provide protection against the increased risk of personal liability resulting from such lawsuits have combined to result in a growing reluctance on the part of capable persons to serve as members of boards of directors of public companies. The Company also believes that the increased risk of personal liability without adequate insurance or other indemnity protection for its directors may result in overcautious and less effective direction and management of the Company. Although no directors have resigned or have threatened to resign as a result of the Company's failure to provide insurance or other indemnity protection from liability, it is uncertain whether the Company's directors would continue to serve in such capacities if improved protection from liability were not provided.

    The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty (which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director) or for violations of the federal securities laws. The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of the Company.

    The provisions regarding indemnification provide, in essence, that the Company will indemnify its directors against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, or for the receipt of illegal remuneration. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance. One purpose of the provisions is to supplement the coverage provided by such insurance. However, as mentioned above, the Company does not currently provide such insurance to its directors, and there is no guarantee that the Company will provide such insurance to its directors in the near future although the Company may attempt to obtain such insurance.

    The provisions diminish the potential rights of action which might otherwise be available to shareholders by limiting the liability of officers and directors to the maximum extent allowable under Delaware law and by affording indemnification against most damages and settlement amounts paid by a director of the Company in connection with any shareholders derivative action. However, the provisions do not have the effect of limiting the right of a shareholder to enjoin a director from taking actions in breach of his fiduciary duty, or to cause the Company to rescind actions already taken, although as a practical matter courts may be unwilling to grant such equitable remedies in circumstances in which such actions have already been taken. Also, because the Company does not presently have a substantial amount of directors liability insurance and because there is no assurance that the Company will procure such insurance or that if such insurance is procured it will provide coverage to the extent directors would be indemnified under the provisions, the Company may be forced to bear a portion or all of the cost of the director's claims for indemnification under such provisions. If the Company is forced to bear the costs for indemnification, the value of the Company stock may be adversely affected. In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 is contrary to public policy and, therefore, is unenforceable.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    This following is a list of Exhibits filed herewith by MVSI, Inc. as part of the Registration Statement and related Prospectus:

      1.0  Form of Underwriting Agreement.
      1.1  Selected Dealers Agreement.
      1.2  Form of Agreement Among Underwriters.
      3.0  Certificate of Incorporation, filed April 12, 1994.
      3.1  By-laws, as amended.
      4.0  Specimen Copy of Common Stock Certificate.
      4.1  Form of Class A Warrant Certificate.
      4.2  Form of Class B Warrant Certificate.
      4.3  Form of Underwriter's Purchase Option.
      4.4  Form of Warrant Agreement.
      5.0  Opinion of Thomas T. Prousalis, Jr., Esq. for Registrant.
     10.0  Stock Purchase Agreement and Plan of Reorganization, dated November 1, 1994.
     10.1  Employment Agreement, Edward Ratkovich, Maj. Gen., USAF (ret.)
     10.2  Employment Agreement, Louis K. Lukanovich.
     10.3  Employment Agreement, Bojko D. Vodanovic.
     10.4  Texas Instruments Incorporated Agreement, dated April 1, 1994.
     10.5  Possehl Hong Kong Precision Machining Ltd. Agreement, dated April 28, 1994
     10.6  NJC Technical Letter, dated July 21, 1994.
     10.7  NRC License Agreement, dated September 12, 1986.
     10.8  MRCO License Agreement, dated February 25, 1994.
     10.9  United States Patent, Number 5,406,372, dated April 11, 1995.
    10.10  Consent and Waiver, dated June 30, 1995.
     24.0  Consent of Thomas T. Prousalis, Jr., Esq. is contained on page II-6 of the
            Registration Statement.
     24.1  Consent of Grant Thornton LLP is contained on page II-7 of the Registration
            Statement.
     25.0  Power of Attorney appointing Edward Ratkovich, Maj. Gen., USAF (ret.) is contained on page II-5 of the Registration Statement.

ITEM 17.  UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes.

       (1) To file, during any period in which any offers or sales are being made, a post-effective amendment to the registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii)
               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any other material change to such information in the registration statement.

           PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
           Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That for the purpose of determining any liability under the Act each such post-effective amendment may be deemed to be a new registration statement relating to the securities being offered therein and the offering of such securities as the time may be deemed to be initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities which are being registered which remain unsold at the termination of the offering.

       (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on October 11, 1996.

                                     MVSI, INC.

                                     By:____________EDWARD RATKOVICH____________
                                                 Chairman of the Board

    Purusant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                              TITLE                               DATE
------------------------------------------------------  -----------------------------------------------  --------------------

                   EDWARD RATKOVICH                     Chairman of the Board, President and Chief         October 11, 1996
                   Edward Ratkovich                      Executive Officer
                 BOJKO D. VODANOVIC*                    Vice President, Secretary, Director                October 11, 1996
                  Bojko D. Vodanovic
                  BARRY J. HATFIELD                     Vice President, Assistant Secretary, Director      October 11, 1996
                  Barry J. Hatfield

               MARK J. MCKNIGHT, C.P.A.                 Vice President, Assistant Secretary, Chief         October 11, 1996
               Mark J. McKnight, C.P.A.                  Financial Officer and Controller

                  EDWARD P. ROBERTS*                    Assistant Secretary, Director                      October 11, 1996
                  Edward P. Roberts

             CLIVE G. WHITTENBURY, PH.D.*               Director                                           October 11, 1996
             Clive G. Whittenbury, Ph.D.

             By: EDWARD RATKOVICH*
                Edward Ratkovich
                Attorney-in-Fact

                               CONSENT OF COUNSEL

    The consent of Thomas T. Prousalis, Jr., Esq., 1919 Pennsylvania Avenue, N.W., Suite 800, Washington, D.C. 20006, to the use of his name in this Form S - 3 Registration Statement, and related Prospectus, as amended, of MVSI, Inc. is contained in his opinion filed as Exhibit 5.0 hereto.

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    We have issued our reports dated November 20, 1995 (except for Note L, as to which the date is December 4, 1995) accompanying the consolidated financial statements of MVSI, Inc., and subsidiaries included in the Annual Report on Form 10-K for the year ended September 30, 1995 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to use of our name as it appears under the caption "Experts."

                                          GRANT THORNTON LLP

Vienna, Virginia
October 11, 1996

                                      II-7